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Stephen Sanger CBNC Squawk on the Street Interview with Wilfred Frost on April 10, 2017

Wilfred Frost: I’m joined now by the chairman of Wells Fargo, Stephen Sanger. So an extensive report has come, out as Sara mentioned. In terms of the individuals, is it fair to say that the headline takeaway is that the former head of the community bank, Carrie Tolstedt, has the most to blame?

Stephen Sanger: Well, the root cause of the sales practices issue, as determined by the investigation, was the excessive sales pressure in the community bank, the excessive sales goals and the failure to escalate the problem appropriately through the structure of the community bank. And Carrie, as the leader of the community bank is responsible for all that. So certainly that was why she was mentioned so prominently as one of the people involved.

Wilfred Frost: John Stumpf, the former chairman and CEO, faced a lot of criticism, too. What was his main short coming?

Stephen Sanger: John was not judged to have done anything improper. What John was criticized for, and he would admit this, he acknowledges this, is that he didn’t press hard enough on Carrie for information and to address the issue quickly enough. And he didn’t change the leadership of the bank quickly enough when that wasn’t getting done. And he underestimated the magnitude of the reputation risk that this involved for Wells Fargo. So when the reputation damage occurred, as CEO, he’s the guy that was in the driver’s seat.

Wilfred Frost: He didn’t just fail to press Tolstedt fast enough, he in fact described her as the best banker in the world. How did he get that perspective so wrong?

Stephen Sanger: Well, Carrie …. John had great regard for Carrie Tolstedt, based on her long tenure there and good performance. And I think what he didn’t fully appreciate was the degree to which the sales goals and the sales culture had become distorted in the more recent years.

Wilfred Frost: He was interviewed as part of the process of this investigation whereas Carrie Tolstedt declined to be interviewed on the advice of legal counsel. In John Stumpf’s interview, did he express outright remorse for his involvement in causing this scandal?

Stephen Sanger: Well I don’t know if remorse would be the right words. He certainly accepted responsibility for his role in the company getting the reputational damage that it did. He acknowledged that there are things he should have done faster and more forcefully. And he’s apologized to Wells Fargo’s customers for not doing more sooner.

Wilfred Frost: And we mentioned that John Stumpf failed to acknowledge and notice the issues in the leadership of the community bank quick enough. That was not something that Tim Sloan failed to do once Carrie Tolstedt was reporting directly to him, when he became president and CEO, as opposed to directly to John Stumpf. It was pretty quick that Tim Sloan decided to remove her and end her tenure. Is that why Tim Sloan comes across in this report as facing significantly less criticism?

Stephen Sanger: Well, Tim had very little direct contact with the sales practice issue at all by virtue of the fact that he was in the wholesale bank, a totally different part of Wells Fargo and before that, was

CFO. So his only direct contact with the community bank was during the brief period when he was chief operating officer and Carrie reported to him and he made an assessment and quickly decided that he needed to make a change in leadership at the community bank.

Wilfred Frost: As you mentioned, when he was both CFO and head of the wholesale bank, it wasn’t his direct responsibility to act based upon the cross-selling issue and scandals, but it was very clear in the report that he was aware of it and that he had heard complaints, for example of Tolstedt, long before he acted on that. Could he have been more proactive? Could he have acted in a more forward looking way and elevated things to the board himself and are those not the traits you would like to see in your current CEO?

Stephen Sanger: Well, we have total confidence in Tim Sloan as our current CEO and I think that is borne out by the actions that he has taken since he became CEO, to reorganize the structure of the risk organization and the HR organization so that it is no so decentralized and things can escalate more quickly. Obviously, he changed the leadership in the community bank. He’s brought in a new general counsel. And so the board is quite pleased with the way Tim is leading the change here and leading the organization.

Wilfred Frost: And what about the board itself? I mean, you’re of course chairman now, but you have been lead independent director through a large part of this scandal. Do you feel personally responsible for any of it?

Stephen Sanger: Well, the investigation findings concluded that the board acted appropriately based on the information it had at the time that it had it. And this is one of the reasons that we wanted to engage Shearman and Sterling, because the board and I wanted an independent objective assessment of how the board performed in this instance. And their assessment was that with the information the board got, the board did the right things but that the board’s information was incomplete all the way up until the release of the settlement, at which time the board immediately initiated the investigation.

Wilfred Frost: So we’ve already said how Carrie Tolstedt very clearly was found to do wrong doing. She was terminated for cause. The board you’re saying didn’t have sufficient information. The only link for most of the period between the two – Carrie Tolstedt and the board, in terms of reporting lines – was CEO John Stumpf. So how is the punishment for him not more severe? And how is he found not to have acted improperly, given those two previous points?

Stephen Sanger: John did not create the sales goals in the community bank. John did not impede the flow of the information up through the community bank. John, I think accepted the reports he was getting that the issue was being handled without enough analysis and perhaps digging in to it, but John was responsible for supervising a lot of different leaders in the company. And so he relied too heavy on what he was learning from the community bank, but that’s a supervision issue and not an improper behavior issue.

Wilfred Frost: Ok, to put it another way, he became aware of this from 2012 at least perhaps even earlier, and in the last six years, he’s received $286 million in total pay. He’s given up 69 of that recently, which is just 24%. It feels like a pretty small amount in total given how closely linked he was to this whole saga.

Stephen Sanger: $69 million is I believe the biggest claw back for any individual in financial services history.

Wilfred Frost: But its relative, Steve, to $286 million since the scandal started to begin.

Stephen Sanger: Well let’s put some context on John’s performance over the years at Wells Fargo. During his nine years as CEO, the market cap of Wells Fargo grew by $110 billion. That almost doubled. And so the shareholders benefited greatly from John Stumpf’s leadership of the whole organization, all the parts of it across that tenure. And I think a $69 million claw back, if you will, is a remarkable show of accountability for someone who has created that much value for shareholders.

Wilfred Frost: But of course, many other hundreds of thousands of employees also contributed to that increase in market capitalization. And the report makes it very clear that the thousands of people in and around that you terminated per year over the last five year tended to be, “lower level employees.” Were these employees wronged by the company—is there grounds for them to be reinstated or to claim compensation?

Stephen Sanger: Well, the employees that were terminated were terminated for misconduct. They may have been motivated, and were motivated, by the pressure that the community bank organization traded to achieve sales goals. But there were hundreds of thousands of other community bank employees who didn’t engage in misconduct over that same period of time who felt some of the same pressure. So we definitely had a need to address the root cause of the improper behavior. But at the same time, we have to acknowledge all the Wells Fargo employees who behaved correctly during that period of time.

Wilfred Frost: Sure, and I have no doubt many thousands behaved correctly, but let me just find some examples. The monthly motivator reports, your report says some people lived and died by those results, that the jump into January sales campaign, “was a breeding ground for bad behavior.” Many people say that Tolstedt was scared to death to take these things away because it could hurt the sales figures. Clearly you have fired many people, five people in total, for cause because they were forcing these types of actions on lower level employees. Thousands of employees have lost their jobs per month, and yet John Stumpf still receives 76% of his $286 million over the last six years. You can see that there is a disconnect there in terms of the actions that you’re taking.

Stephen Sanger: I think the actions that the board has taken, including a total of $180 million plus in forfeiture of compensation, are the greatest in any history of financial services. So, I think the accountability is clearly being expressed.

Wilfred Frost: And in terms of just moving around the sort of root causes again of this whole issue, it was clear that the power structure was too decentralized. And I wonder therefore if the acquisitions of Wachovia and the merger with Norwest were a part to blame with this issue.

Stephen Sanger: I don’t think the size or the acquisitions really were at the heart of the issue. I think it was structure. The decentralized model, which caused information about risk, information about human resources to flow up to the heads of the businesses, caused the issues like this not to be visible to senior corporate management. And we’ve changed that. We now have a centralized risk organization, we have a centralized human resource organization, we have an office of ethics integrity and oversight that is specifically tasked with dealing with employee conduct issues and escalating those, including to the board, on a regular basis at least twice a year. So I think we’ve addressed the main, core issues of structure that led to this problem.

Wilfred Frost: Steve, forgive me for going back to pay just one final time. At the start of 2016, John Stumpf exercised a large number of options before the whole sales scandal was made public. Would you have been able to claim back more money from him had he not done that?

Stephen Sanger: We chose to claim back an amount from John that we thought was appropriate to represent accountability for his role as the CEO in the sales practices issue. And so, we could have chosen various sources of that, but what we chose to ask john to forfeit was what we thought was appropriate given his role.

Wilfred Frost: So, you could have done more than the $28 million you’ve done today if you wanted?

Stephen Sanger: Well, yes, the corporation could take more or less from the executives. We did what the board thought was appropriate.

Wilfred Frost: Steve, we have a question from the studio from Sarah…maybe we don’t. Steve, to round things off then, in terms of the culture, clearly culture also had a big issue in this. How quickly can you solve an issue like culture? Do you feel like the worst is behind you, or there is a lot of work still to be done?

Stephen Sanger: First of all, there are a lot of things to like about Wells Fargo’s culture. Wells Fargo’s credit culture, for example, is known to be tremendously good and conservative and that is how the company got through the financial services scandal in such good shape. So it’s not a corporate wide culture that we’re really dealing with. It was a culture of sales orientation, excessive sales orientation in the community bank. And how do you change that? Well, first you change the leadership, which we’ve done. Second, you change the compensation system, which has been done. And then third, you change structure which causes issues to be reported much more quickly to senior management, which has also been done. So I think we will see, we will measure the culture. We’re not going to say this is done. We will monitor, measure and make sure that in fact we’ve achieved what we want to achieve.

Wilfred Frost: Steve, thank you very much for your time. We appreciate it.

Tim Sloan CNBC Squawk on the Street Interview with Wilfred Frost and Kelly Evans on April 10, 2017

Kelly Evans: Joining us now by phone in a first on CNBC interview is Wells Fargo CEO Tim Sloan with Wilfred Frost. Welcome to you both.

Tim Sloan: Thanks Kelly.

Wilfred Frost: Thanks very much Kelly indeed. Good afternoon to you Tim, thanks for joining us.

Tim Sloan: You’re welcome.

Wilfred Frost: Let’s jump into this. I mean the report was very clear of Carrie Tolstedt’s failings, terminating her for cause. It was also critical of both John Stumpf and the board for failing to notice those failings sooner. Once you took over, though, as president and COO as Steve Sanger said, you ended her employment fairly quickly. What did you notice and spot that others had missed?

Tim Sloan: Well Wilfred, that’s a great question. I think that once I became president and chief operating officer in November 2015, I sat down and made a fresh assessment of Carrie. I worked with her on some things I asked her to improve on, and we just came to the conclusion within a few months that it made sense for her to move on. And what I saw was an executive that, while having a successful career, had some challenges in terms of working with others, had not dealt as aggressively with some of the sale practice issues as she should have, and as I looked forward in terms of where we were taking our retail business, it just made sense to make a change, and I couldn’t be more pleased with Mary Mack, who is the new leader of community banking, she’s doing a terrific job.

Wilfred Frost: What about pre- being COO, Tim, when you were CFO and had other important higher roles within the bank. Could you have been more proactive at helping to sort out the sales practice scandal even if it wasn’t directly your responsibility?

Tim Sloan: Sure. Very fair question. I’ve been very clear since I stepped into this CEO role that when I look back, I should have and could have done some things differently once the issues made its way to the corporate leadership level. In hindsight, I wish we would have moved more quickly. We would have made decisions, for example, that we made last fall, which was to end the incentive compensation plan in the community bank. So, gosh, you know, you look back and hindsight’s a great thing. Are there things you should do differently? Absolutely. I’m really focused now on being the CEO of Wells Fargo and moving forward and implementing all of the changes we’ve made and rebuilding trust with our shareholders.

Wilfred Frost: Tim, I want to read back an e-mail to you that was sent to you by John Stumpf, the then CEO. It was on May the 17th, 2015, just after the filing of the Los Angeles attorney lawsuit against Wells Fargo. Just bear with me for this.

Tim Sloan: Sure.

Wilfred Frost: John Stumpf, emailing to you saying, “I have worked over the weekend with Carrie on the LA issue – I really feel for Carrie and her team. We do such a good job in this area. I will fight this one to the finish. Do you know only around 1% of our people lose their jobs [for] gaming the system, and about 2/3 of those are for gaming the monitoring of the system, i.e. changing phone numbers, etc. Nothing could be further from the truth on forcing products on customers. In any case, right will win and we are right. Did some do things wrong – you bet, but that is called life. This is not systemic.”

That was an e-mail sent to you in May 2017. At that moment -- sorry, 2015, excuse me. At that moment in May 2015, did you realize that it was systemic? And what actions did you personally take immediately then, even though you were not COO yet?

Tim Sloan: Well, that was after the time period, Wilfred, that the issue had been elevated to the operating committee, of which I was a member. At that time, I was head of the wholesale bank. And, again, I think at that point, we put corporate resources on it. We put a lot more people. We put a group of folks from across the company in trying to make changes. And you could see in all the numbers and the board was able to demonstrate that in their investigation that the steps that we were taking were having a positive impact, but, again, I think in hindsight, we should have moved faster.

I highlight again the fact that I wish we would have ended the incentive compensation plan that we had in our community bank. We’ve done that, and now it’s about moving forward. I’m so excited with the fact that in our new incentive compensation plan, for example, we’re focused on service, advice, customer service, on how our team is working together, on how we’re growing relationships. That’s just one example of the many changes that we’re making at the company now that I’ve become CEO.

Kelly Evans: Mr. Sloan, does this announcement and these claw backs indicate that this is the end of this chapter as far as you guys are concerned at Wells Fargo? And, I ask because Elizabeth Warren just tweeted that the claw back is a good step, but an internal investigation is no substitute for a thorough government investigation. Will there be anything further that you’re aware of into this matter, or is this—as far as you guys are concerned—the end of it?

Tim Sloan: Well, the board was clear in its report that their investigation is over with. There are other activities that are going on in terms of—at the justice department, and in other government agencies— and we’re continuing to work with our regulators. And so, we have much more work to do in terms of rebuilding trust with all of our stakeholders, and making things right with our customers. So, no, I don’t think this is a chapter that’s over with. I think that what happened today was the board released its report, which is a very comprehensive report of some of the issues that occurred at the company, mistakes that we’ve made—and my job as the CEO is to fix them and move forward.

Kelly Evans: And this is all happening against a backdrop that’s also in flux. While we have you, I wanted to ask because it’s been reported that Gary Cohen, a former banking colleague of yours, just meaning that he was a competitor at Goldman Sachs, is reportedly interested in repealing Glass–Steagall. Is that something that would affect your business dramatically? Do you have a view on that, in the way that the banking industry might go one way or another?

Tim Sloan: Sure, it’s a fair question. There is a lot of potential change from a regulatory standpoint that’s being discussed in the industry. I think our primary focus as it relates to regulation is to make sure we’ve got the right regulation, which is very focused on our customers so that we can provide them with the right products and services. What Gary actually means in terms of repealing Glass–Steagall, I don’t know for sure. At Wells Fargo, our investment banking operation is very integrated with how we provide products and services to our corporate banking customers, for example. And I think we do a terrific job. We’ve got a terrific team within our investment banking group. I hope that’s not the case, because I think investment banking done right is very beneficial to our customers as part of an overall relationship.

Wilfred Frost: Tim, I just want to jump back in again. On the call earlier today with the media, you outlined that you’ve hired back around about a thousand employees since September, many of whom had left related to the sales culture issue. Have those round-about thousand employees, therefore, been mistreated by the bank in the past in order for them to now be rehired?

Tim Sloan: Wilfred, that’s a fair question. We’ve actually hired many more than a thousand people at Wells Fargo since last fall, but the point I was making there is that if there’s any former team member that would like to come back to Wells Fargo who may have left the company because they were uncomfortable with the sales culture in our retail bank, we’d love to have them back. And many of those in that thousand number would fall into that category. And the fact they’ve come back to the company I think is a terrific sign in terms of how outside parties are viewing the changes that we’re making at the company for the good. In fact, in addition to that, another interesting indicator is the fact that our retention is actually increasing, particularly in our retail bank, because our team members are saying they like all the changes that we’ve made.

Kelly Evans: Tim, thank you for your time and for joining us today.